EXHIBIT 10.70


November 26, 2002


Mr. Jim Dunn
President
The Smith & Wollensky Restaurant Group, Inc.
1114 First Avenue
New York, New York  10021

Dear Jim:

Thank you for the follow up letter on our visit and conversation the week of November 6th. Not being able to connect via phone I thought it appropriate to get some feedback from you. With all the ups and downs over the years we have enjoyed and respected the relationship with you and your organization. As we discussed, it is unfortunate that at this time the viability of the Park Avenue Cafe continuing to operate in Chicago is not an appropriate financial reality. We are working on the closing sequence for the restaurant and anticipate its final closing in the week leading up to the Christmas Holiday. We will evaluate the ongoing usage of the space and come to a determination as to when and what will be done to the artifacts in the Restaurant. Your request for those has been recognized and we will contact you as the decision is made. We reserve full discretion on the final status of the artifacts.

As we move forward we would propose the following structure be put in place:

      -     a $50,000/year flat fee for the use of Mrs. Parks Tavern name
      - Yearly agreement (as we determine the future direction of the Hotel) with a 90 day out by either party at the end of each year.
      - The possibility of future concept generation in the PAC space to be left as an open item as we evaluate the Hotel Concept and the economic times.

Jim we believe that this proposal recognizes the history of our relationship and while not probably what either side envisioned years ago when the agreements were signed, allows us to move forward in the short term with a workable economic agreement. Let me know how your would like to move forward.

Thank you,                          Accepted on behalf of The

                                    Smith & Wollensky Restaurant Group, Inc.

/s/ Timothy A. Benolken
-----------------------
Timothy A. Benolken
Area Vice President
Hilton Hotels Corporation                                /s/ Alan M. Mandel
                                                    ----------------------------
                                                    Alan M. Mandel
cc:   Mr. David Wiederecht, GE Investments          Chief Financial Officer
      Mr. Ken Smith, Hilton Hotels Corporation
      Mr. Paul, Keeler, Hilton Hotels Corporation